Exhibit 99.1

Allied Nevada Announces Second Quarter 2013 Net Income of $4.2 Million or $0.04 Per Share

Announces Deferral of Hycroft Mill Construction to Evaluate

Potential Flowsheet Improvements and Complete a Revised Feasibility Study

August 6, 2013 | Reno, Nevada – Allied Nevada Gold Corp. (“Allied Nevada”, the “Company”, “we”, “our”, or “us”) (TSX: ANV; NYSE MKT:ANV) provides financial and operating results for the three and six months ended June 30, 2013. The results presented in this press release should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, filed on SEDAR and EDGAR and posted on Allied Nevada’s website at www.alliednevada.com. The financial results are based on United States GAAP (with the exception of the non-GAAP financial measure “adjusted cash costs per ounce”) and are expressed in U.S. dollars.

While we remain confident in the operations team to deliver on the heap leach plan, it has not yet occurred and cash flow from operations remains weak, partly resulting from the sharp gold and silver price declines during the second quarter. These factors, as well as encouraging information on concentrate oxidation from our ongoing metallurgical program, have led to our decision to defer the construction of the mill at Hycroft until a revised feasibility study is completed. We will continue to work on optimizing the milling plan as well as finalizing the environmental permits necessary to operate the mill.

The concentrate oxidation work which has been ongoing for several months has focused on oxidizing sulfide concentrate on-site. We believe that this test work is leading us to an economical method of producing doré on-site. When we first began exploring the potential for a milling scenario for Hycroft, we reviewed conventional oxidation processes, such as autoclaving and roasting. These plans also included concentrate sales to reduce capital spending. While these plans showed positive returns, we continued to review other forms of oxidation with the goal of improving the economics of the project. The first success came from a detailed study of the viability of the BIOX process (“BIOX”). The results of this research revealed that Hycroft concentrate is highly amenable to oxidation and that low oxidation rates yield recoveries of gold and silver in concentrate in the 90% range. This new information led us to evaluate other lower cost conventional methods to treat concentrate on-site, such as chlorination, fine-grind high-intensity cyanidation and ambient pressure alkaline oxidation. All three, along with BIOX, have shown promising results. Results to date have led us to focus on the latter method: ambient pressure alkaline oxidation. Utilization of onsite oxidation will involve reassessment of the flowsheet and will likely result in a significantly simplified mill scenario. A full report on this metallurgical research will be made available once completed. To properly assess the benefits of this opportunity, a third party feasibility study will be undertaken once the metallurgical testing is completed, taking advantage of the engineering work completed and equipment purchased to date.

As a result of the decision to defer construction of the mill and to focus on completing optimization of the mill plan, we cannot estimate at this time a revised time frame, scope, or capital cost for different mill scenarios or revised long-term projections and estimates of production. We expect to make a decision on when the mill construction will be resumed once a new feasibility study is completed.

As a heap leach only operation, we expect to be able to mine existing heap leach reserves of approximately 2.0 million ounces of gold and 84.3 million ounces of silver for six years (starting in 2014) and process at a reduced rate through 2021. The average mining rate is expected to be 81.2 million total tons, including 33.5 million ore tons processed per year. Production is expected to average 225,000 ounces of gold and 2.7 million ounces of silver annually, through 2020, assuming heap leach operations only. We have additional heap leach mineralized material and the deposit remains open to the south with the potential for further expansion.

“I want to reiterate, we have done an exceptional amount of work in the past few months to identify and mitigate issues at Hycroft and have ensured the right people and plans are in place so that these issues do not continue,” commented Randy Buffington. “Sound operational performance is imperative and is the foundation of our business plans going forward. We have ample loading and hauling capacity, significant processing infrastructure coming online and a dedicated operating team in place. Postponing the mill build until we have a plan that we believe is the best for this deposit is a prudent decision at this juncture. This is a world-class, multimillion ounce, low-cost deposit located in the right jurisdiction and I am confident that this is a project that will be built.”

Q2 2013 Highlights

•

As a result of a 134% increase in gold ounces sold, revenue increased 75% in the second quarter of 2013 to $59.0 million compared with $33.7 million in the second quarter of 2012, despite lower realized gold and silver selling prices in the second quarter of 2013 compared with the same period a year ago.

•

Hycroft produced 39,195 ounces of gold and 132,841 ounces of silver in the second quarter of 2013. Production is expected to ramp up through the second half of 2013, benefitting from additional tons under leach and the increasing capacity of the Merrill-Crowe plant. Production guidance for 2013 has been reduced to 175,000-200,000 ounces of gold and 0.9 to 1.1 million ounces of silver.

•

Adjusted cash costs per ounce[1] of $775 in the second quarter of 2013 were higher than anticipated primarily resulting from: the additional drilling, lime and cyanide costs associated with the Lewis leach pad remediation; reduced silver sales; increased maintenance costs for older loading equipment; and inefficient utilization of the mobile fleet. As a result of these factors, adjusted cash costs per ounce[1] are expected to be in the range of $800 to $825 for 2013.

•

Net income decreased 31% to $4.2 million or $0.04 per share in the second quarter of 2013 compared with $6.1 million or $0.07 per share in the same quarter in 2012. Net income in 2013 was primarily impacted by increased production costs as discussed above with respect to adjusted cash costs per ounce[1] as well as reduced metal prices.

•

Net cash used in operating activities in the second quarter of 2013 totaled $18.7 million, net cash used in investing activities was $110.3 million and net cash provided by financing activities was $132.9 million, resulting in a net cash increase of $3.8 million in the second quarter and a cash balance of $246.9 million at June 30, 2013.

[1]	The term “adjusted cash costs per ounce” is a non-GAAP financial measure. Non-GAAP financial measures do not have any standardized meaning prescribed by GAAP and, therefore, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. See the section at the end of this press release and in the most recently filed Quarterly report on Form 10-Q titled “Non-GAAP Financial Measures” for further information regarding this measure.

2013 Q2 Financial & Operating Results	2

Hycroft Operations Update

Key operating statistics for the three and six months ended June 30, 2013, compared with the same periods in 2012, are as follows:

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012

Ore mined (000’s tons)	9,798	4,365	19,384	8,374
Ore mined and stockpiled (000’s tons)	155	822	804	822
Waste mined (000’s tons)	7,605	6,405	14,924	13,854

	17,558	11,592	35,112	23,050

Excavation mined (000’s tons)	161	3,967	3,288	3,967

Ore mined grade – gold (oz/ton)	0.010	0.012	0.011	0.014
Ore mined grade – silver (oz/ton)	0.232	0.296	0.188	0.405

Ounces produced – gold	39,195	30,662	77,214	63,135
Ounces produced – silver	132,841	208,208	320,841	374,364

Ounces sold – gold	41,512	17,762	68,768	38,109
Ounces sold – silver	146,303	174,736	321,069	303,042

Average realized price – gold ($/oz)	$1,348	$1,609	$1,453	$1,666
Average realized price – silver ($/oz)	$21	$29	$26	$31

Average spot price – gold ($/oz)	$1,415	$1,609	$1,523	$1,651
Average spot price – silver ($/oz)	$23	$29	$27	$31

Adjusted cash costs per ounce[1]	$775	$527	$709	$529

Hycroft had no lost time accidents or significant environmental incidents in the first half of 2013. As of July 31, 2013, Hycroft had achieved 577 days without a lost time accident. By the end of July 2013, the projects group, including all contractors associated with the expansion, had surpassed a full year without a lost time incident.

In the second quarter of 2013, we mined and placed 9.8 million tons of ore on the leach pads at average grades of 0.01 ounces per ton gold and 0.23 ounces per ton silver.

Gold production from Hycroft increased 28% in the second quarter of 2013 compared with the second quarter of 2012, benefitting from the heap leach expansion. Silver production decreased 36% in the second quarter of 2013 as compared with the same period in 2012, primarily due to the increased usage of the carbon columns which are not as efficient at extracting silver from pregnant solution as the Merrill-Crowe system is. We expect that, with the new Merrill-Crowe plant coming online in the third quarter, silver production will increase through the remainder of the year. Sales in the second quarter of 2013 surpassed that of the same period in 2012 by 134% for gold and decreased 16% for silver.

Production and sales in the first half of 2013 did not meet guidance primarily as a result of metals not being released from the Lewis leach pad as expected. We have determined that a significant portion of the ore placed on the Lewis leach pad in late 2012 and early 2013, when the mining rate was increasing significantly, has not been properly leached due to insufficient solution application. We have begun a program to remediate the Lewis leach pad, and have completed the first step by identifying dry areas through drilling and geophysics. Drilling and metallurgical data obtained is being used to design a program that will introduce process solutions directly into these dry areas. We expect to receive permits in August to allow us to increase solution flow to the pads. It is anticipated that we will begin to see incremental production increases from the Lewis leach pad in the fourth quarter of 2013.

[1]	The term “adjusted cash costs per ounce” is a non-GAAP financial measure. Non-GAAP financial measures do not have any standardized meaning prescribed by GAAP and, therefore, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. See the section at the end of this press release and in the most recently filed Quarterly report on Form 10-Q titled “Non-GAAP Financial Measures” for further information regarding this measure.

2013 Q2 Financial & Operating Results	3

When compared to the second quarter of 2012, our second quarter 2013 adjusted cash costs per ounce1 were 47% higher due to the additional drilling, lime and cyanide costs associated with the Lewis leach pad remediation; reduced silver by-product revenue; increased maintenance costs for older loading equipment; and inefficient utilization of the mobile fleet. Now that we have the two wire rope shovels in operation, we plan on phasing out the hydraulic shovels from mine operations. In addition to reducing usage of more costly loading equipment, the recently completed mobile fleet dispatch system is expected to improve efficiencies and reduce costs over time. In July, in order to realign staffing needs with our revised operations outlook, we reduced the workforce at our Hycroft Mine by approximately 24%.

“These numbers are yet again below our earlier expectations, which has resulted in our making some very difficult decisions regarding our people,” commented Randy. “The workforce is the foundation of our business, however, we believe these choices will make for a more efficient operation and are crucial to our ability to adjust the Company cost structure so that we have the resources to drive future profitable growth.”

Operations Outlook

In 2013, we expect to sell approximately 175,000 to 200,000 ounces of gold and 0.9 million to 1.1 million ounces of silver. We expect to move 76.3 million tons of material, including 41.0 million tons of ore at average grades of 0.012 oz/ton gold and 0.25 oz/ton silver. The overall strip ratio for 2013 is expected to be 0.6:1.

A number of critical projects must be completed to achieve the higher end of the stated guidance range of metal sales. The stated guidance assumes there will be no material delays in the start-up of the new Merrill-Crowe facility. Adjusted cash costs per ounce1 for 2013 are now expected to be in the range of $800 to $825 (with silver as a byproduct credit), which is an increase from our previously expected guidance range of $665-$685 per ounce, resulting from the issues stated above.

Allied Nevada intends to focus its resources towards the Hycroft operations and expansion. At this time, no further exploration drilling is planned for 2013. Permitting activities will continue for the Hasbrouck project.

Conference Call Information

Allied Nevada will host a conference call to discuss second quarter results on August 6, 2013, at 8:00 am PT (11:00 am ET) followed by a question and answer session.

To access the call, please dial:

Canada & US toll-free – 1-800-814-0445

Outside of Canada & US – 1-416-644-3415

Replay (available until August 20, 2013):

Access code: 4631412#

Canada & US toll-free – 1-877-289-8525

Outside of Canada & US – 1-416-640-1917

An audio recording of the call will be archived on our website at www.alliednevada.com.

[1]	The term “adjusted cash costs per ounce” is a non-GAAP financial measure. Non-GAAP financial measures do not have any standardized meaning prescribed by GAAP and, therefore, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. See the section at the end of this press release and in the most recently filed Quarterly report on Form 10-Q titled “Non-GAAP Financial Measures” for further information regarding this measure.

2013 Q2 Financial & Operating Results	4

For further information on Allied Nevada, please contact:

Randy Buffington	Tracey Thom
President & CEO	Vice President, Investor Relations
(775) 358-4455	(775) 789-0119

or visit the Allied Nevada website at www.alliednevada.com.

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933, the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws) and the Private Securities Litigation Reform Act, that are intended to be covered by the safe harbor created by such sections. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. Such forward-looking statements include, without limitation, statements regarding delays in processing gold and silver; the potential for confirming, upgrading and expanding gold and silver mineralized material at Hycroft; reserve and resource estimates and the timing of the release of updated estimates; estimates of gold and silver grades; anticipated costs, project economics, the realization of expansion and construction activities and the timing thereof and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks that Allied Nevada’s exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including the uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q (which may be secured from us, either directly or from our website at www.alliednevada.com or at the SEC website www.sec.gov). The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

The technical contents of this news release have been prepared under the supervision of Don Harris, a Certified Professional Geologist with American Institute of Professional Geologists (A.I.P.G.), #10819, who is Director of Exploration for Allied Nevada Gold Corp. and is a Qualified Person as defined by National Instrument 43-101. For further information regarding technical information in relation to the Hycroft property, please see the Technical Report titled “Technical Report, Allied Nevada Gold Corp. Hycroft Mine, Winnemucca, Nevada, USA” dated March 6, 2013, available on www.sedar.com or on the Company’s website.

Non-GAAP Financial Measures

Adjusted cash costs per ounce is a non-GAAP financial measure, calculated on a per ounce of gold sold basis, and includes all direct and indirect operating cash costs related to the physical activities of producing gold, including mining, processing, third party refining expenses, on-site administrative and support costs, royalties, and mining production taxes, net of by-product revenue earned from silver sales. Adjusted cash costs per ounce provides management and investors with a further measure, in addition to conventional measures prepared in accordance with GAAP, to assess the performance of our mining operations and ability to generate cash flows over multiple periods. Non-GAAP financial measures do not have any standardized meaning prescribed by GAAP and, therefore, may not be comparable to similar measures presented by other mining companies. Accordingly, the above measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

The table below presents a reconciliation between non-GAAP adjusted cash costs, which is the numerator used to calculated non-GAAP adjusted cash costs per ounce, to cost of sales (GAAP) for the three and six months ended June 30, 2013 and 2012 (in thousands, except ounces sold):

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Total cost of sales (000s)	$40,977	$16,539	$66,625	$33,678
Less:
Depreciation and amortization (000s)	(5,741)	(2,101)	(9,587)	(4,101)
Silver revenues (000s)	(3,052)	(5,082)	(8,270)	(9,416)

Total adjusted cash costs (000s)	$32,184	$9,356	$48,768	$20,161
Gold ounces sold	41,512	17,762	68,768	38,109
Adjusted cash costs per ounce	$775	$527	$709	$529

2013 Q2 Financial & Operating Results	5

ALLIED NEVADA GOLD CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(US dollars in thousands)

	(Unaudited) June 30, 2013	December 31, 2012
Assets:
Cash and cash equivalents	$246,945	$347,047
Accounts receivable	11,286	60,479
Inventories	66,205	55,818
Ore on leachpads, current	124,954	93,088
Prepaids and other	7,379	12,084

Current assets	456,769	568,516
Restricted cash	41,210	31,837
Stockpiles and ore on leachpads, non-current	95,076	38,357
Other assets, non-current	15,054	16,364
Plant, equipment, and mine development, net	832,212	538,037
Mineral properties, net	44,488	44,616
Deferred tax assets, non-current	1,273	—

Total assets	$1,486,082	$1,237,727

Liabilities:
Accounts payable	$56,933	$60,292
Interest payable	2,756	2,756
Other liabilities, current	8,932	9,762
Debt, current	46,612	28,614
Asset retirement obligation, current	331	331
Deferred tax liabilities, current	3,232	76

Current liabilities	118,796	101,831
Other liabilities, non-current	27,928	10,223
Debt, non-current	549,466	496,578
Asset retirement obligation, non-current	9,027	8,726
Deferred tax liabilities, non-current	—	395

Total liabilities	705,217	617,753

Commitments and Contingencies

Stockholders’ Equity:
Common stock, $0.001 par value	104	90
Shares authorized: 200,000,000
Shares issued and outstanding: 103,940,670 and 89,734,112, respectively
Additional paid-in-capital	748,388	601,553
Accumulated other comprehensive loss	(4,422)	(5,416)
Retained earnings	36,795	23,747

Total stockholders’ equity	780,865	619,974

Total liabilities and stockholders’ equity	$1,486,082	$1,237,727

2013 Q2 Financial & Operating Results	6

ALLIED NEVADA GOLD CORP.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (Unaudited)

(US dollars in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012

Revenue	$58,998	$33,666	$108,188	$72,891
Operating expenses:
Production costs	35,236	14,438	57,038	29,577
Depreciation and amortization	5,741	2,101	9,587	4,101

Total cost of sales	40,977	16,539	66,625	33,678

Exploration, development, and land holding costs	1,203	1,205	2,190	2,223
Accretion	164	141	329	285
Corporate general and administrative	8,795	4,086	14,704	9,103

Income from operations	7,859	11,695	24,340	27,602

Other income (expense):
Interest income	112	200	238	326
Interest expense	(3,193)	(3,318)	(8,322)	(3,923)
Other, net	(422)	(372)	(901)	291

Income before income taxes	4,356	8,205	15,355	24,296
Income tax expense	(126)	(2,063)	(2,307)	(6,086)

Net income	4,230	6,142	13,048	18,210

Other comprehensive income (loss), net of tax
Change in fair value of effective portion of cash flow hedge instruments, net of tax	(539)	(3,691)	1,126	(3,691)
Settlements of cash flow hedges, net of tax	(8,872)	(5,070)	(13,996)	(5,070)
Reclassifications into earnings, net of tax	8,776	5,070	13,864	5,070

Other comprehensive income (loss), net of tax	(635)	(3,691)	994	(3,691)

Comprehensive income	$3,595	$2,451	$14,042	$14,519

Income per share:
Basic	$0.04	$0.07	$0.14	$0.20
Diluted	$0.04	$0.07	$0.14	$0.20

2013 Q2 Financial & Operating Results	7

ALLIED NEVADA GOLD CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(US dollars in thousands)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Cash flows from operating activities:
Net income	$4,230	$6,142	$13,048	$18,210
Adjustments to reconcile net income for the period to net cash used in operating activities:
Depreciation and amortization	5,741	2,101	9,587	4,101
Accretion	164	141	329	285
Stock-based compensation	2,797	352	4,102	2,824
Deferred taxes	952	(3,150)	952	(3,150)
Other non-cash items	485	544	968	(111)
Changes in operating assets and liabilities:
Accounts receivable	20,974	—	49,193	—
Inventories	6,214	(14,732)	(9,196)	(26,814)
Stockpiles and ore on leach pads	(39,335)	(4,966)	(73,189)	(13,026)
Prepaids and other	4,198	1,352	4,393	3,607
Accounts payable	(15,141)	2,118	(12,118)	2,406
Interest payable	(8,269)	3,399	—	3,399
Asset retirement obligation	—	(193)	(28)	(337)
Other liabilities	(1,756)	(1,368)	(966)	(1,308)

Net cash used in operating activities	(18,746)	(8,260)	(12,925)	(9,914)

Cash flows from investing activities:
Additions to plant, equipment, and mine development	(109,949)	(40,933)	(204,373)	(72,461)
Additions to mineral properties	(31)	(100)	(51)	(100)
Increases in restricted cash	(354)	(9)	(9,373)	(3,107)
Proceeds from other investing activities	13	—	13	38

Net cash used in investing activities	(110,321)	(41,042)	(213,784)	(75,630)

Cash flows from financing activities:
Proceeds from issuance of common stock	150,817	12	151,071	142
Payments of share issuance costs	(8,324)	—	(8,324)	—
Proceeds from debt issuance	—	400,400	—	400,400
Payments of debt issuance costs	(453)	(13,172)	(1,012)	(13,172)
Repayments of principal on capital lease obligations	(9,141)	(3,097)	(15,128)	(5,887)
Excess tax benefit from stock-based awards	—	2,063	—	6,086

Net cash provided by financing activities	132,899	386,206	126,607	387,569

Net increase (decrease) in cash and cash equivalents	3,832	336,904	(100,102)	302,025

Cash and cash equivalents, beginning of period	243,113	240,123	347,047	275,002

Cash and cash equivalents, end of period	$246,945	$577,027	$246,945	$577,027

Supplemental cash flow disclosures:
Cash paid for interest	$18,970	$726	$20,569	$1,503
Cash paid for income taxes	—	3,150	—	3,950
Non-cash financing and investing activities:
Mining equipment acquired through debt financing	42,196	28,626	104,623	28,626
Plant and equipment additions through accounts payable increase	12,052	—	36,499	—
Accounts payable reduction through capital lease	—	—	2,560	10,047

2013 Q2 Financial & Operating Results	8